Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing with the Securities and Exchange Commission on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to certain shares of the Common Stock of IGM Biosciences, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filing.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

Dated as of December 16, 2020

HALDOR TOPSØE HOLDING A/S

By:	/s/ Henrik Gaarn Bak
Name: Henrik Gaarn Bak
Title: Managing Director

JAKOB HALDOR TOPSØE

By:	/s/ Jakob Haldor Topsøe
Name: Jakob Haldor Topsøe

CHRISTINA TENG TOPSØE

By:	/s/ Christina Teng Topsøe
Name: Christina Teng Topsøe

ANNE HAUGWITZ-HARDENBERG-REVENTLOW

By:	/s/ Anne Haugwitz-Hardenberg-Reventlow
Name: Anne Haugwitz-Hardenberg-Reventlow

EMIL ØIGAARD

By:	/s/ Emil Øigaard
Name: Emil Øigaard

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